As filed with the Securities and Exchange Commission on May 31, 2013

Registration No. 333-_______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
_________________

PULTEGROUP, INC.
(Exact name of Registrant as Specified in Its Charter)

Michigan (State or Other Jurisdiction of Incorporation or Organization)	38-2766606 (I.R.S. Employer Identification Number)

100 Bloomfield Hills Parkway, Suite 300 Bloomfield Hills, Michigan (Address of Principal Executive Offices)	48304 (Zip Code)

PulteGroup, Inc. 2013 Stock Incentive Plan
(Full Title of the Plan)
Steven M. Cook
Senior Vice President, General Counsel and Secretary
100 Bloomfield Hills Parkway, Suite 300
Bloomfield Hills, MI 48304
(248) 647-2750
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, par value $0.01 per share	21,087,600 shares (1)	$22.20(2)	$468,144,720 (2)	$63,854.94(2)
Series A Junior Participating Preferred Share Purchase Rights	(3)	(3)	(3)	(3)

(1)    PulteGroup, Inc. a Michigan corporation (the “Registrant”) is filing this Registration Statement to register the issuance of 20,000,000 common shares, par value $0.01 per share (the “Common Shares”), authorized for issuance under the PulteGroup, Inc. 2013 Stock Incentive Plan (the “2013 Plan”), plus an additional 1,087,600 Common Shares underlying equity awards issued under “Prior Plans” (as defined in the 2013 Plan) that were outstanding as of the effective date of the 2013 Plan and that may be available for future awards under the 2013 Plan pursuant to Section 1.5 thereof. Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also covers such additional and indeterminate number of securities as may become issuable because of the provisions of the Plan, relating to adjustments for changes resulting from a stock dividend, stock split or similar change.

(2)    Estimated in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The price of $22.20 per share represents the average of the high and low sales prices of the Common Shares as reported on the New York Stock Exchange on May 29, 2013.

(3)    The Series A Junior Participating Preferred Share Purchase Rights are initially carried with the Common Shares. The value attributable to such rights, if any, is reflected in the market price of the Common Shares.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The Registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

(1)    the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Commission on February 6, 2013;

(2)    the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the Commission on April 25, 2013;

(3)    the Registrant’s Current Reports on Form 8-K filed with the Commission on each of February 12, 2013, March 15, 2013, May 6, 2013 and May 13, 2013 (other than the portions of such documents deemed not to be filed);

(4)    The description of the Common Shares contained in Item 1 of the Registrant’s Registration Statement on Form 8-A filed with the Commission on May 17, 1983, Item 4 of the Registrant’s Registration Statement on Form 8-B filed with the Commission on May 16, 1985 and Item 4 of the Registrant’s Registration Statement on Form 8-B filed with the Commission on December 18, 1987, each pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(5)    The description of the Registrant’s Series A Junior Participating Preferred Share Purchase Rights contained in its Registration Statement on Form 8-A filed with the Commission on March 6, 2009 under the Exchange Act, including any amendment thereto or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of Common Stock being sold in this offering will be passed upon for the Registrant by Steven M. Cook, Senior Vice President, General Counsel and Secretary of the Registrant. Mr. Cook owns Common Shares, both directly and as a participant in various stock and employee benefit plans of the Registrant, and Mr. Cook is eligible to participate in the Plan.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 561 of the Michigan Business Corporation Act (the “MBCA”) permits the Registrant to indemnify any director or officer of the Registrant (as well as other employees and individuals) that was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Registrant, by reason of his or her position with, or service to, the Registrant, against expenses, including attorneys’ fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant or its shareholders, and with respect to any criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. Section 562 of the MBCA permits similar indemnification by the Registrant in the case of actions or suits by or in the right of the Registrant, except that (a) the permitted indemnification does not extend to judgments, penalties and fines, and (b) court approval is required before there can be any indemnification where the person seeking indemnification has been found liable to the Registrant. Section 563 of the MBCA provides that, to the extent that a director or officer of the Registrant has been successful in the defense of an action, suit or proceeding described above, or in the defense of any claim, issue or matter therein, the Registrant is required to indemnify him or her against actual and reasonable expenses, including attorneys’ fees, incurred by him or her in connection therewith. The Registrant’s Restated Articles of Incorporation provide that directors of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of the director’s fiduciary duty.

However, the Registrant’s Restated Articles of Incorporation do not eliminate or limit the liability of a director for any of the following: (a) a breach of the director’s duty of loyalty to the Registrant or its shareholders; (b) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (c) a violation of Section 551(1) of the MBCA; (d) a transaction from which the director derived an improper personal benefit; or (e) an act or omission occurring before the effective date of the Articles. In addition, the Registrant’s by-laws generally provide that the Registrant shall, to the fullest extent permitted by applicable law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

The Registrant has obtained a Directors’ and Officers’ liability insurance policy, which provides for coverage for liabilities under the Securities Act, including for prior acts dating to the Registrant’s inception.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

The exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.
ITEM 9.  UNDERTAKINGS

(a)     The Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomfield Hills, State of Michigan, on the 31st day of May, 2013.

PULTEGROUP, INC.

By:    /s/ Richard J. Dugas, Jr.
Richard J. Dugas, Jr.
Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY AND SIGNATURES

Each of the undersigned officers and directors of PulteGroup, Inc. does hereby severally constitute and appoint Richard J. Dugas, Jr., Robert T. O’Shaughnessy, and Steven M. Cook, and each of them acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE             TITLE                      DATE

/s/ Richard J. Dugas, Jr. Richard J. Dugas, Jr.	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	May 31, 2013
/s/ Robert T. O'Shaughnessy Robert T. O’Shaughnessy	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 31, 2013
/s/ James L. Ossowski James L. Ossowski	Vice President-Finance and Controller (Principal Accounting Officer)	May 31, 2013
/s/ Brian P. Anderson Brian P. Anderson	Member of the Board of Directors	May 31, 2013
/s/ Bryce F. Blair Bryce F. Blair	Member of the Board of Directors	May 31, 2013
/s/ Thomas J. Folliard Thomas J. Folliard	Member of the Board of Directors	May 31, 2013
/s/ Cheryl W. Grisé Cheryl W. Grisé	Member of the Board of Directors	May 31, 2013
/s/ André J. Hawaux André J. Hawaux	Member of the Board of Directors	May 31, 2013
/s/ Debra J. Kelly-Ennis Debra J. Kelly-Ennis	Member of the Board of Directors	May 31, 2013
/s/ Patrick J. O'Leary Patrick J. O’Leary	Member of the Board of Directors	May 31, 2013
/s/ James J. Postl James J. Postl	Member of the Board of Directors	May 31, 2013

EXHIBIT INDEX

Exhibit No.    Description

4.1	Restated Articles of Incorporation of PulteGroup, Inc. (Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on August 18, 2009).
4.2
Certificate of Amendment to the Articles of Incorporation, dated March 18, 2010 (Incorporated by reference to Exhibit 3(b) of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010).

4.3
Certificate of Amendment to the Articles of Incorporation, dated May 21, 2010 (Incorporated by reference to Exhibit 3(c) of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010).

4.4	By-laws, as amended, of PulteGroup, Inc. (Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on April 8, 2009).
4.5
Amended and Restated Section 382 Rights Agreement, dated March 18, 2010, between the Registrant and Computershare Trust Company, N.A., as rights agent (Incorporated by reference to Appendix III to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 3, 2013).

4.6
First Amendment to Amended and Restated Section 382 Rights Agreement, dated as of March 14, 2013, between the Registrant and Computershare Trust Company, N.A., as rights agent (Incorporated by reference to Appendix IV to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 3, 2013).

4.7	PulteGroup, Inc. 2013 Stock Incentive Plan (Incorporated by reference to Appendix II to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 3, 2013).
*5.1	Opinion of Steven M. Cook with respect to validity of issuance of securities.
*23.1	Consent of Ernst & Young LLP.
*23.2	Consent of Steven M. Cook (included in Exhibit 5.1).
*24.1	Power of Attorney (included on the signature page of the Registration Statement).

*	Each document marked with an asterisk is filed herewith.